Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended March 31, 2014
(Dollars in millions)

Domestic Card Metrics(1)	March 2014
Net principal charge-offs	$236
Average loans held for investment	67,836
Net charge-off rate(2)	4.18%
30+ day performing delinquencies	$2,062
Period-end loans held for investment	68,275
30+ day performing delinquency rate(3)	3.02%

International Card Metrics(1)
Net principal charge-offs	$24
Average loans held for investment	7,585
Net charge-off rate(2)	3.81%
30+ day performing delinquencies	$272
Nonperforming loans	81
Period-end loans held for investment	7,575
30+ day performing delinquency rate(3)	3.59%
Nonperforming loan rate(4)	1.07

Auto Finance Metrics
Net principal charge-offs	$32
Average loans held for investment	32,799
Net charge-off rate(2)	1.19%
30+ day performing delinquencies	$1,750
Nonperforming loans	112
Period-end loans held for investment	33,080
30+ day performing delinquency rate(3)	5.29%
Nonperforming loan rate(4)	0.34
___________________

(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.